                                                                  EXHIBIT 5.1



                                October 27, 1997



CKS Group, Inc.
10441 Bandley Drive
Cupertino, California  95014

          RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about October 27, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 341,579 shares of your Common Stock (the "Shares"), to be offered for sale by the Selling Stockholders named therein. As legal counsel for CKS Group, we have examined the proceedings taken in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution." It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation




                                   /s/ WILSON SONSINI GOODRICH & ROSATI